UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2004

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                 Entry into a Material Definitive Agreement.

On November 9, 2004, SIRVA, Inc. (“SIRVA”) announced the execution of a definitive agreement to acquire the employee relocation management and consulting firm Executive Relocation Corporation (“ERC”) from Standard Federal Bank National Association (“SFBNA”).  SFBNA is a subsidiary of LaSalle Bank Corporation, which is an indirect subsidiary of ABN AMRO Holding N.V.  Affiliates of LaSalle Bank Corporation are participants in SIRVA’s currently outstanding credit agreement for which JPMorgan acts as agent.  This credit agreement provides SIRVA with both a revolving credit facility and term loan.  Affiliates of LaSalle Bank Corporation are also counterparty to SIRVA’s asset-backed securitization facility entered into on June 30, 2004.  Affiliates of LaSalle Bank Corporation have in the past provided and may continue in the future to provide funding to SIRVA.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.

Pursuant to a Stock Purchase Agreement dated as of November 9, 2004 (the “Agreement”) by and among SFBNA, North American International Holding Corporation, an indirect, wholly owned subsidiary of SIRVA (“Buyer”), and SIRVA Worldwide, Inc. (“Guarantor”), Buyer will acquire all of the outstanding shares of common stock of ERC for $100 million.  The purchase price is subject to adjustments (1) based on changes in ERC’s shareholders’ equity at closing compared to a targeted amount and (2) if closing occurs after December 31, 2004 due to the failure by one of the parties to the Agreement to satisfy closing conditions.  In addition, Buyer will pay in full at closing certain intercompany accounts between ERC and SFBNA.  Guarantor has agreed to guarantee the full and prompt payment and performance of all of Buyer’s obligations under the Agreement.

The Agreement contains a two-year non-compete provision.  Pursuant to this provision, none of ABN AMRO North America Holding Company nor any of its subsidiaries (including LaSalle Bank Corporation and SFBNA) may, subject to certain limited exceptions, engage in the employee relocation business, as defined in the Agreement, in the United States.  Also, SFBNA may not solicit, initiate or encourage any acquisition proposals, or continue any discussions with respect thereto, in connection with its proposed sale of ERC.

The President and Chief Executive Officer, Senior Vice President – Client Services, Senior Vice President and Chief Financial Officer, and Senior Vice President – Technology and Services of ERC entered into customary employment agreements that will become effective upon the closing date.  Pursuant to the employment agreements, these individuals have agreed to remain in their current positions at ERC for a term of 3 years (President and CEO and Senior Vice President-Client Services) or two years (Senior Vice President and CFO and Senior Vice President-Technology and Services).

Closing is subject to customary closing conditions, including (1) the execution of a Transition Services Agreement and (2) the expiration or termination of the waiting period imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”).  The parties have agreed to make their HSR filings as soon as practicable, but in no event later than November 19, 2004.  In addition, closing is conditioned upon Buyer’s receipt of consents to an amendment of its currently outstanding credit facility to obtain the funds necessary to pay the purchase price and other amounts due in connection with the Agreement.  Buyer believes it will obtain such consents.

Any party to the Agreement may terminate it if, among other customary reasons, closing extends beyond December 31, 2004.

The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, which will be filed by SIRVA as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description
99.1	News release, dated November 9, 2004, of SIRVA, Inc., announcing the execution of a definitive agreement to acquire Executive Relocation Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: November 10, 2004
	By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	News release, dated November 9, 2004, of SIRVA, Inc., announcing the execution of a definitive agreement to acquire Executive Relocation Corporation.